UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 24, 2014

TRW Automotive Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31970	81-0597059
(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 855-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On November 24, 2014 the trustee of the TRW Pension Scheme in the U.K. (the “U.K. Scheme”), with respect to which a wholly-owned subsidiary of TRW Automotive Holdings Corp. (the “Company”) is the principal employer, entered into a group annuity contract with Legal & General Assurance Society Limited in the U.K. (“L&G”), a subsidiary of Legal & General Group Plc (LON:LGEN), that requires L&G to pay and administer future annuity payments to certain of the U.K. Scheme’s members.  Under the agreement, approximately $4 billion of pension liabilities under the U.K. Scheme were transferred to L&G in a partial buyout that was funded predominantly with U.K. Scheme assets, although a subsidiary of the Company will make additional contributions as part of the Company’s overall abatement plans described below.

This transaction is part of the Company’s overall plan to permanently abate a significant portion of its pension liabilities in the U.K., as well as certain of its pension liabilities in the U.S. and Canada, as previously outlined in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2014.  The Company expects these abatement actions to be substantially complete by December 31, 2014.

In connection with the abatement actions, the Company expects certain of its subsidiaries to make additional pension contributions in the fourth quarter of approximately $225 million to $250 million.  The Company further anticipates accounting for the abatement actions as a settlement of pension obligations under U.S. generally accepted accounting principles, and to incur pre-tax curtailment charges in the fourth quarter in the range of $875 million to $925 million.

These pension abatement actions are in process and the anticipated accounting impact is subject to adjustment as the transactions and related accounting are finalized.  Additional information regarding the impact of these actions will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.

Dated: November 26, 2014	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer